Mercantile Bancorporation Inc.
Horizon Investment and
Savings Plan and Trust
Financial Statements and Report
December 31, 2001 and 2000

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust
Index to Financial Statements

Page(s)

Report of Independent Accountants	1
Financial Statements:
Statements of Net Assets Available for Benefits at December 31, 2001 and 2000	2
Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2001	3
Notes to Financial Statements	4-8
Schedules Required by the Department of Labor’s Rules and Regulations:*
Schedule of Assets (Held at End of Year) at December 31, 2001	9
Schedule of Reportable Transactions for the year ended December 31, 2001	10

*	Other schedules required by the Department of Labor have been omitted because they are not applicable.

Report of Independent Accountants

To the Participants and Plan Committee of the
Horizon Investment and Savings Plan and Trust:

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Mercantile Bancorporation Inc. Horizon Investment and Savings Plan and Trust (the “Plan”) at December 31, 2001 and 2000, and the changes in net assets available for benefits for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets (Held at End of Year) and Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
June 28, 2002

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust
Statements of Net Assets Available for Benefits
At December 31, 2001 and 2000

	2001	2000

Assets
Investments (see Note 3)	$283,729,074	$351,691,192

Receivables:
Participants’ loans	5,492,526	6,551,851
Participants’ contributions	—	1,262
Employer’s contribution	—	35,064
Interest and dividends	1,478,947	1,458,357

Total receivables	6,971,473	8,046,534

Cash	817,013	525,678

Total assets	291,517,560	360,263,404

Liabilities
Accrued expenses	23,769	95,621

Net assets available for benefits	$291,493,791	$360,167,783

The accompanying notes are an integral part of these financial statements.

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust
Statement of Changes in Net Assets Available for Benefits
For the year ended December 31, 2001

2001

Additions
Additions to net assets attributed to:
Investment loss:
Net depreciation in fair value of investments (see Note 3)	$(31,716,761)
Interest and dividends	7,257,483

(24,459,278)

Contributions:
Participants’	11,989,384
Employer’s	6,794,551

18,783,935

Total additions	(5,675,343)

Deductions
Deductions from net assets attributed to:
Benefits paid to participants	62,732,134
Administrative expenses	266,515

Total deductions	62,998,649

Net decrease	(68,673,992)
Net assets available for benefits:
Beginning of year	360,167,783

End of year	$291,493,791

The accompanying notes are an integral part of these financial statements.

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust
Notes to Financial Statements
December 31, 2001 and 2000

1.	Description of the Plan

The following description of the Mercantile Bancorporation Inc. Horizon Investment and Savings Plan and Trust (the “Plan”) provides only general information. Participants should refer to the plan document for a more complete description of the Plan’s provisions.

Participation and Administration
The Plan, which was adopted in 1969, is a defined contribution plan which covers all employees of U.S. Bancorp (the “Company”) who were previously employees of Mercantile Bancorporation Inc. who have completed one year of eligible service or employees with an account balance resulting from a qualified rollover. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Company serves as the trustee and plan administrator. The plan administrator manages and directs the operation of the Plan.

On February 27, 2001, Firstar Corporation merged with the Company through a tax-free exchange of shares. Under the terms of the merger agreement, shareholders of Firstar Corporation received one share of common stock of the combined company for each share of Firstar common stock.

Contributions
Participants may elect to make voluntary tax deferred deposits to the Plan up to 15 percent of their compensation in each plan year. The Plan provides for Company matching contributions equal to 100 percent of the first three percent of the participant’s base compensation, as defined by the Plan, that a participant contributes to the Plan, plus 50 percent of the next three percent of the participant’s base compensation that a participant contributes to the Plan. All Company contributions are invested exclusively in the U.S. Bancorp Stock Fund, and may be made in the form of cash or in shares of Company stock. Effective March 1, 2002, the participants of the Plan became eligible to transfer all or any portion of their nonparticipant-directed Company stock fund account to one or more of the investment funds. Contributions are not to exceed the maximum limits allowed by the Internal Revenue Code (“IRC”). Participants are fully vested in all contributions immediately.

Participant Accounts
Each participant’s account is credited with the participant’s contributions, the participant’s share of the Company’s contributions and an allocation of plan earnings net of administrative expenses. Allocations are based on participant account balances, as defined by the Plan. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Investment Options
Employee contributions to the Plan are invested in one or more of the available investment funds, including the U.S. Bancorp Stock Fund. Each participant is responsible for designating multiples of 1% of employee contributions among the available investment funds. Such designations may be changed daily at the participant’s discretion.

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust
Notes to Financial Statements
December 31, 2001 and 2000

Participant Notes Receivable
Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their account balance. Loan terms range from 1 to 5 years or up to 15 years for the purchase of a primary residence. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with the rate which would be charged by commercial lenders for similar loans. Interest rates range from 5.75 percent to 10.5 percent. Principal and interest is paid ratably through payroll deductions.

Payment of Benefits
Upon termination of employment, participants with an account balance less than $5,000 are paid in a lump sum. Participants with an account balance of $5,000 or more, upon termination of employment, may elect to be paid the balance of their account, either immediately or upon retirement, in a lump sum or installments over a period not to exceed 10 years in accordance with plan provisions.

Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

2.	Summary of Significant Accounting Policies

Basis of Accounting The financial statements of the Plan are prepared under the accrual method of accounting.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Risks and Uncertainties
The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term would materially affect the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

Reclassifications Certain reclassifications have been made to the December 31, 2000 financial statements to conform with the presentation used in the current year.

Investment Valuation and Income Recognition
The Plan’s investments are stated at fair value. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. The Company stock is valued at its quoted market price. Participant loans are valued at cost, which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest and dividend income is recorded on the accrual basis.

Administrative Expenses Certain expenses of the Plan are paid by the Company.

Benefit Payments Benefits are recorded when paid.

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust
Notes to Financial Statements
December 31, 2001 and 2000

3.	Investments

The following presents investments that represent 5 percent or more of the Plan’s net assets:

	2001		2000

First American Balanced Fund, 2,042,091 and 928,734 shares, respectively	$20,747,646		$25,530,918
First American Equity Index Fund, 740,457 and 210,873 shares, respectively	15,919,824		18,219,425
First American Growth & Income Fund, 1,138,625 and 1,259,758 shares, respectively	38,633,534		51,297,365
First American Small Cap Index Fund, 1,305,863 and 0 shares, respectively	15,213,306		—
U.S. Bancorp Stock Fund, 7,771,070 and 8,935,785 shares, respectively	162,648,495	*	207,757,001	*

* Nonparticipant-directed

During 2001, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $(31,716,761) as follows:

For the
Year Ended
December 31,
2001

Common stock	$(17,827,936)
Mutual funds	(13,888,825)

$(31,716,761)

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust
Notes to Financial Statements
December 31, 2001 and 2000

4.	Nonparticipant-Directed Investments

Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

	December 31,

	2001	2000

Net assets:
Common stock	$162,648,495	$207,757,001
Employer's contribution receivable	—	35,064
Accrued dividends	1,478,533	1,454,694

	$164,127,028	$209,246,759

Year Ended
December 31,
2001

Changes in net assets:
Contributions	$9,632,905
Dividends	6,025,424
Net depreciation	(17,827,936)
Benefit payments to participants	(37,714,704)
Transfers to participant-directed investments	(5,120,700)
Administrative expenses	(114,720)

$(45,119,731)

5.	Tax Status of the Plan

The Internal Revenue Service has determined and informed the Company by letter that the Plan is designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable provisions of the IRC.

6.	Amounts Allocated to Withdrawn Participants

Plan assets of $97,276,371 and $121,861,183 as of December 31, 2001 and 2000, respectively, have been allocated to the accounts of persons who are no longer active participants of the Plan.

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust
Notes to Financial Statements
December 31, 2001 and 2000

7.	Related Party Transactions

Plan investments in the U.S. Bancorp Stock Fund are invested in common stock of U.S. Bancorp, the plan sponsor. Certain plan investments are shares of mutual funds managed by the Company. Other plan investments include loans to participants. These transactions are considered party-in-interest transactions. These transactions are not, however, considered prohibited transactions under 29 CFR 408(b) of the ERISA regulations.

8.	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500:

	December 31,

	2001	2000

Net Assets Available for Benefits per the Financial Statements	$291,493,791	$360,167,783
Benefits Payable	(622,488)	(2,352,195)

Net Assets Available for Benefits per Form 5500	$290,871,303	$357,815,588

The following is a reconciliation of benefits paid to participants per the financial statements to Form 5500:

2001

Benefits paid to participants per the financial statements	$62,732,134
Add benefits payable at December 31, 2001	622,488
Less benefits payable at December 31, 2000	(2,352,195)

Benefits paid to participants per the Form 5500	$61,002,427

Benefits payable are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.

8

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust
Schedule of Assets (Held at End of Year)
At December 31, 2001

	Identity of Issue,			Current
	Lessor or Similar Party	Description	Cost	Value

	Corporate Stock:

*	U.S. Bancorp	Common Stock	$89,192,961	$162,648,495

	Mutual Funds:

*	First American Prime Obligation	Money Market Fund	**	14,557,741
*	First American Balanced Fund	Mutual Fund	**	20,747,646
*	First American Equity Index Fund	Mutual Fund	**	15,919,824
*	First American Growth & Income Fund	Mutual Fund	**	38,633,534
*	First American International Fund	Mutual Fund	**	6,542,363
*	First American Small Cap Index Fund	Mutual Fund	**	15,213,306
*	First American Fixed Income Fund	Mutual Fund	**	9,466,165

*	Participant loans	Loans to various participants, varied maturities from May 31, 2002 to December 31, 2016, interest rates range from 5.75% to 10.50%		5,492,526

		Total investments		$289,221,600

*	Indicates party-in-interest.

**	Cost information is not required for participant-directed investments.

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust
Schedule of Reportable Transactions
For the year ended December 31, 2001

						Current Value
				Expense		of Asset on
Identity of		Purchase	Selling	Incurred with	Cost	Transaction	Net Gain
Party Involved	Description	Price	Price	Transaction	of Asset	Date	or (Loss)

Corporate Stock:
19 purchases	Firstar Corporation Common Stock	$2,329,632		$5,795	$2,335,427	$2,329,632
68 sales	Firstar Corporation Common Stock		$7,771,187	18,460	3,606,652	7,771,187	$4,146,075
109 purchases	U.S. Bancorp Common Stock	11,443,860		30,941	11,474,801	11,443,860
305 sales	U.S. Bancorp Common Stock		15,774,461	40,999	7,979,246	15,774,461	7,754,216